Free Writing Prospectus pursuant to Rule 433 dated October 13, 2023

Registration Statement No. 333-269296

Autocallable Variable Coupon S&P 500® Index-Linked Notes due
OVERVIEW

The notes do not pay a fixed coupon on the payment date and may pay only the minimum coupon amount on the payment date. The amount that you will be paid on your notes is based on the performance of the S&P 500® Index. The notes will mature on the stated maturity date, unless automatically called on the observation date. Your notes will be automatically called if the closing level of the underlier on the observation date is greater than or equal to the initial underlier level. If your notes are automatically called, you will receive a payment on the payment date equal to the face amount of your notes plus the maximum coupon amount (as described below).

On the payment date, for each $1,000 face amount of you notes, you will receive a coupon of either $80 (the maximum coupon amount) or $40 (the minimum coupon amount). If on the observation date the closing level of the underlier is greater than or equal to the initial underlier level, you will receive on the payment date a coupon for each $1,000 face amount of your notes equal to the maximum coupon amount. If on the observation date the closing level of the underlier is less than the initial underlier level, you will receive on the payment date a coupon for each $1,000 face amount of your notes equal to the minimum coupon amount.

The amount that you will be paid on your notes at maturity, if the notes have not been automatically called, is based on the performance of the underlier. The underlier return is the percentage increase or decrease in the closing level of the underlier on the determination date from the initial underlier level.

If the final underlier level on the determination date is greater than or equal to the initial underlier level, the return on your notes will be positive or zero and will equal the participation rate of 2 times the underlier return.

If the final underlier level declines by up to 10% from the initial underlier level, you will receive the face amount of your notes.

If the final underlier level declines by more than 10% from the initial underlier level, the return on your notes will be negative and will equal the underlier return plus 10%.

You should read the accompanying preliminary pricing supplement dated October 12, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40057WQK6 / US40057WQK61
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Trade date:	expected to be October 13, 2023
Settlement date:	expected to be October 18, 2023
Determination date:	expected to be October 14, 2025
Stated maturity date:	expected to be October 17, 2025
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the underlier return is positive or zero (the final underlier level is greater than or equal to the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return;
•
if the underlier return is negative but not below -10% (the final underlier level is less than the initial underlier level, but not by more than 10%), $1,000; or
•
if the underlier return is negative and is below -10% (the final underlier level is less than the initial underlier level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus 10%

Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the coupon then due, an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to $1,000

Redemption event:	a redemption event will occur if, as measured on the call observation date, the closing level of the underlier is greater than or equal to the initial underlier level
Initial underlier level:	to be determined on the trade date and will be an intra-day level or the closing level of the underlier on the trade date
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Participation rate:	200%
Coupon (for each $1,000 face amount of your notes):
•
if the closing level of the underlier on the coupon observation date is greater than or equal to the initial underlier level, the maximum coupon amount; or
•
if the closing level of the underlier on the coupon observation date is less than the initial underlier level, the minimum coupon amount

Maximum coupon amount:	$80
Minimum coupon amount:	$40
Call observation date:	expected to be the coupon observation date
Call payment date:	expected to be the third business day after the call observation date
Coupon observation date:	expected to be October 22, 2024
Coupon payment date:	expected to be the third business day after the coupon observation date
Estimated value range:	$925 to $955 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

HYPOTHETICAL COUPON PAYMENT

The examples below show the hypothetical performance of the underlier as well as the hypothetical coupon that we would pay on the coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing level of the underlier on the coupon observation date was the percentage of the initial underlier level shown.

Scenario 1

Hypothetical Closing Level of the Underlier on the Coupon Observation Date (as Percentage of Initial Underlier Level)	Hypothetical Coupon
50%	$40

In Scenario 1, because the hypothetical closing level of the underlier on the coupon observation date is less than the initial underlier level, only the minimum coupon amount will be paid with respect to the coupon observation date.

Scenario 2

Hypothetical Closing Level of the Underlier on the Coupon Observation Date (as Percentage of Initial Underlier Level)	Hypothetical Coupon
150%	$80

In Scenario 2, because the hypothetical closing level of the underlier is greater than or equal to the initial underlier level on the coupon observation date (which is also the call observation date), your notes will be automatically called. Therefore, on the hypothetical call payment date, in addition to the maximum coupon amount, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

HYPOTHETICAL PAYMENT AMOUNT AT MATURITY

The Notes Have Not Been Automatically Called
Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
175.000%	250.000%
150.000%	200.000%
125.000%	150.000%
105.000%	110.000%
100.000%	100.000%
99.999%	100.000%
85.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 37, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 37, general terms supplement no. 8,999 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 37, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated October 12, 2023
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 37 dated September 14, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 37, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 37, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose a Substantial Portion of Your Investment in the Notes
▪
You May Receive Only the Minimum Coupon Amount on the Coupon Payment Date
▪
Your Notes Are Subject to Automatic Redemption
▪
The Coupon Does Not Reflect the Actual Performance of the Underlier from the Trade Date to the Coupon Observation Date
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
▪
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

▪ Other Investors in the Notes May Not Have the Same Interests as You	Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪ The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties	Risks Related to Tax ▪ Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 37:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment

▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers — S&P 500® Index” on page S-113 of the accompanying underlier supplement no. 37.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.